UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 29, 2016
AMERICAN EQUITY
INVESTMENT LIFE HOLDING COMPANY
(Exact Name of Registrant as Specified in its Charter)

Iowa	001-31911	42-1447959
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6000 Westown Parkway, West Des Moines, Iowa	50266
(Address of Principal Executive Offices)	(Zip Code)
(515) 221-0002
(Registrant's telephone number, including area code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Retirement and Transition Agreement with Debra Richardson
On June 29, 2016, American Equity Investment Life Holding Company (the "Company") and Debra J. Richardson entered into a Retirement and Transition Agreement (the "Agreement"). The Agreement provides that Ms. Richardson will resign from her officer positions with the Company as of June 30, 2016 and will remain an employee of the Company through December 31, 2016. The Agreement provides that, from July 1, 2016 through December 31, 2016 (the "Transition Period"), Ms. Richardson's annual base salary will be $257,500 payable semi-monthly. Additionally, Ms. Richardson will remain eligible for a cash incentive award for 2016 pursuant to the Company's Short-Term Performance Incentive Plan based on her base salary on the last day of 2016. Ms. Richardson's outstanding stock options, all of which are vested, will remain exercisable until the expiration date set forth in the relevant award agreement. During the eighteen months following the Transition Period, the Company will contribute an amount toward payment of Ms. Richardson's COBRA premium equal to the employer-paid health insurance premium Ms. Richardson would have received if she remained employed by the Company. Receipt of compensation and benefits under the Agreement is conditioned upon Ms. Richardson executing and delivering a release of claims to the Company on or before January 1, 2017.
Amendment of Employee Stock Option Agreement
On June 29, 2016, the Company entered into an Amendment to Employee Stock Option Agreements (the "Amendment") with David J. Noble to his Employee Stock Option Agreements dated May 8, 2009 and June 11, 2010 and with Debra J. Richardson to her Employee Stock Option Agreements dated June 11, 2008, May 8, 2009 and June 11, 2010. The Amendment provides that the stock options will remain exercisable through their stated expiration dates (ten years after the date of grant).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 1, 2016	AMERICAN EQUITY INVESTMENT LIFE HOLDING COMPANY

	By:	/s/ John M. Matovina
	Name:	John M. Matovina
	Title:	Chief Executive Officer and President